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                                                                      EXHIBIT 21

                          SUBSIDIARIES OF APOGEE, INC.

Advanced Behavioral Management
AGP Acquisition Corp.
Apogee of Tennessee, Inc.
Apogee of Pennsylvania, Inc.
Apogee of Maryland, Inc.
Apogee of Northern Florida, Inc.
Apogee Health Services, Inc.
Apogee Services, Inc.
Associated Mental Health Services, Ltd.
Associates in Psychiatry, Inc.
DOC Systems, Inc.
Family Social and Psychotherapy Services, Inc.
Integra IPA, Inc.
Martin E. Keller, Ed.D., Ltd.
Nevada Psychological Associates, Inc.
Naperville Psychiatric, Inc.
Psychiatric Associates, Inc.
Psychogeriatrics Consultants, Inc.
South Florida Substance Abuse, Inc.
Thunderbird Behavioral Health Institute, Inc.
Twin Ponds I, Inc.
Twin Ponds II, Inc.
Twin Ponds Management, Inc.
Winston Clinics, Inc.
Woodmont Psychiatric Associates, Inc.


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